Exhibit 99.1

FOR IMMEDIATE RELEASE
May 2, 2016

CONTACT:
Investors - (301) 968-9310
Media - (301) 968-9400

AMERICAN CAPITAL SENIOR FLOATING REPORTS NET INVESTMENT INCOME OF $0.29 PER SHARE
Bethesda, MD - May 2, 2016 - American Capital Senior Floating, Ltd. (“ACSF” or the “Company”) (Nasdaq: ACSF) today reported net investment income of $2.9 million, or $0.29 per share, for the quarter ended March 31, 2016 and net asset value (“NAV”) of $117.2 million, or $11.72 per share, as of March 31, 2016.
FIRST QUARTER 2016 FINANCIAL HIGHLIGHTS

•	Actively managed portfolio through periods of volatility

◦	Invested $9.0 million into 9 new loan obligors and 2 new CLO equity positions

◦	Sold $8.4 million of investments and received $14.6 million of repayments, including distributions received from our CLO Portfolio

•	$0.29 per share net investment income, or $2.9 million

◦	Decreased $0.02 per share from Q4 2015 net investment income of $0.31 per share

•	$0.22 per share net earnings from operations, or $2.2 million

◦
$1.66 per share improvement from Q4 2015 net loss from operations of $(1.44) per share, primarily driven by $0.2 million net unrealized appreciation on the Investment Portfolio for the quarter ended March 31, 2016 as compared to $16.8 million net unrealized depreciation for the quarter ended December 31, 2015

•	$11.72 NAV per share as of March 31, 2016, or $117.2 million

◦	$0.07 per share decrease from December 31, 2015 NAV of $11.79 per share

•	$0.097 per share monthly cash distributions to stockholders, which equates to $0.291 per quarter

◦	9.9% annualized yield on the March 31, 2016 NAV per share

◦	11.6% annualized yield on the March 31, 2016 closing market price of $10.03 per share

•	$216.0 million Investment Portfolio at fair value as of March 31, 2016

◦	$164.2 million, or 76%, in first lien floating rate loans

◦	$17.9 million, or 8%, in second lien floating rate loans

◦	$33.8 million, or 16%, of equity in collateralized loan obligations (“CLOs”)

◦	$0.1 million of common equity

•	6.40% Investment Portfolio yield at cost as of March 31, 2016

◦	3 basis point increase from 6.37% yield at cost as of December 31, 2015

•	2.60% cost of funds as of March 31, 2016

◦	28 basis point increase from 2.32% cost of funds as of December 31, 2015 due to an increase in LIBOR and unused facility fees

◦	Includes 2.21% interest expense, 0.30% for unused facility fees and 0.09% for amortization of debt financing costs

•	0.84x debt to equity ratio as of March 31, 2016

◦	Decreased 0.09x from 0.93x as of December 31, 2015
"This was an interesting quarter for the loan market," said Mark Pelletier, President and Chief Investment Officer.  "Continuing the trajectory from the fourth quarter, loan prices remained weak at the beginning of the quarter; however, gains in March more than offset the losses in the beginning of the quarter, ultimately closing out the quarter with the first monthly gain since May 2015.

American Capital Senior Floating, Ltd.
May 2, 2016

While prices in the CLO market continued to experience weakness, issuances began to rebound in March, indicating an improvement in overall market sentiment."
John Erickson, Chief Financial Officer and Executive Vice President commented, "we were pleased to announce our monthly distributions for May, June, and July 2016 of $0.097 per share. Since our IPO, we have paid $2.58 per share in distributions to our stockholders.  Our current annualized distribution to shareholders represents a 9.9% yield on our March 31, 2016 NAV per share and an 11.6% yield on our March 31, 2016 closing share price."
PORTFOLIO AND INVESTMENT ACTIVITY
As of March 31, 2016, the fair market value of ACSF’s portfolio totaled $216.0 million and was comprised of $164.2 million (or 76%) of first lien floating rate loans, $17.9 million (or 8%) of second lien floating rate loans (collectively, the “Loan Portfolio”) and $33.8 million (or 16%) of CLO equity (the “CLO Portfolio” and, together with the Loan Portfolio, the “Investment Portfolio”). The Investment Portfolio had a yield at cost of 6.4% as of March 31, 2016.
As a result of a decrease in projected future cash flows on the CLO Portfolio, ACSF recorded $1.1 million in credit loss write downs on three CLO equity investments as of March 31, 2016. The credit loss write downs do not affect the GAAP cost basis on our balance sheet, but do impact the amount of GAAP cost basis that is amortized as cash flows are received on these investments. ACSF continues to accrete income on these three CLO investments but will amortize $1.1 million less GAAP cost basis over the life of these investments and will record a $1.1 million realized loss upon the sale or redemption of these investments. ACSF has recorded life-to-date credit loss write downs on the CLO Portfolio of $5.1 million as of March 31, 2016.
As of March 31, 2016, ACSF’s Loan Portfolio was diversified across 128 issuers and its CLO Portfolio was invested in 22 issuers and 16 collateral managers. The Investment Portfolio was actively managed during the quarter with $9.0 million of purchases and $23.0 million of sales and repayments. The following table depicts the Investment Portfolio activity by investment type for the quarter ended March 31, 2016:

	First Lien		Second Lien		CLO Equity		Common Equity		Total
$ in millions	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)
December 31, 2015 - FV	$169.6	5.0%	$22.6	7.9%	$36.9	10.0%	$—	n/a	$229.1	6.4%
Purchases	7.1	6.1%	0.4	7.6%	1.5	37.8%	—	n/a	9.0	9.7%
Sales	(6.9)	(4.7)%	(1.5)	(9.0)%	—	n/a	—	n/a	(8.4)	(5.0)%
Repayments (1)	(7.7)	(4.7)%	(3.3)	(7.4)%	(3.6)	(13.8)%	—	n/a	(14.6)	(7.6)%
Net realized and unrealized gain (loss)	2.1	n/a	(0.3)	n/a	(2.6)	n/a	0.1	n/a	(0.7)	n/a
Other (2)	—	n/a	—	n/a	1.6	n/a	—	n/a	1.6	n/a
March 31, 2016 - FV	$164.2	5.1%	$17.9	8.0%	$33.8	9.9%	$0.1	n/a	$216.0	6.4%

(1)	CLO equity repayments reflect the amount of cash distributions received during the three months ended March 31, 2016.

(2)	Other includes amortization of discount/premium on the Loan Portfolio and income recognized on CLO equity using the effective interest method during the three months ended March 31, 2016.
RESULTS OF OPERATIONS
Net Investment Income
Net investment income totaled $2.9 million, or $0.29 per share, for the three months ended March 31, 2016. Gross investment income was $4.3 million for the quarter, with $2.7 million, or 62%, generated from the Loan Portfolio and $1.6 million, or 38%, generated from the CLO Portfolio. Net expenses totaled $1.4 million for the three months ended March 31, 2016, with interest and other debt related costs of $0.6 million, management fees of $0.5 million and $0.3 million of other operating expenses, net.
Net Realized and Unrealized Gain / (Loss) From Investments
Net loss on investments for the three months ended March 31, 2016 totaled $(0.7) million and was comprised of $(0.9) million of net realized losses on sales of investments and $0.2 million of net unrealized appreciation on the portfolio. The $0.2 million of net unrealized appreciation on the portfolio was driven by $2.8 million of net unrealized appreciation in the Loan Portfolio partially

American Capital Senior Floating, Ltd.
May 2, 2016

offset by $(2.6) million of net unrealized depreciation in the CLO Portfolio. The decline in fair value of the CLO Portfolio was a result of a number of factors, including a widening of spreads, credit and downgrade concerns and low trades in CLO equity. The primary driver for the increase in fair value of the Loan Portfolio was higher prices in the broadly syndicated U.S. loan market.
LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2016, ACSF’s wholly-owned consolidated financing subsidiary, ACSF Funding I, LLC (“ACSF Funding”), had $98.8 million outstanding on its $135.0 million revolving credit facility, resulting in a debt to equity ratio of 0.84x. As of March 31, 2016, ACSF had $38.8 million of available liquidity consisting of $2.6 million of cash and cash equivalents and $36.2 million of available capacity on the ACSF Funding revolving credit facility.
DISTRIBUTIONS TO STOCKHOLDERS
On May 2, 2016, the Company announced the declaration of monthly cash distributions to stockholders of $0.097 per share for each of May, June and July 2016. This cash distribution rate represents a 9.9% annualized yield on the March 31, 2016 NAV per share of $11.72 and an 11.6% annualized yield on the March 31, 2016 closing market price per share of $10.03. The monthly cash distributions will be paid to common stockholders of record as set forth in the table below:

	Distributions to Stockholders per Share	Record Date	Ex-Dividend Date	Payment Date
May 2016	$0.097	May 23, 2016	May 19, 2016	June 2, 2016
June 2016	$0.097	June 23, 2016	June 21, 2016	July 5, 2016
July 2016	$0.097	July 21, 2016	July 19, 2016	August 2, 2016
Since its January 2014 IPO, the Company has declared a total of $28.7 million in cash distributions to stockholders, or $2.87 per share.
ACSF’s Board of Directors considers estimated taxable income, GAAP income and economic performance when determining distributions to stockholders. Actual taxable income may differ from GAAP income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments. The Company currently expects distributions to stockholders for 2016 to be from ordinary taxable income. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year. For additional detail, please visit the Company’s website at www.ACSF.com.

American Capital Senior Floating, Ltd.
May 2, 2016

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
($ in thousands, except per share data)

	As of
	March 31, 2016 (unaudited)	December 31, 2015	September 30, 2015 (unaudited)	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)
Assets
Investments, fair value	$216,018	$229,056	$257,732	$272,191	$272,560
Cash and cash equivalents	2,607	2,474	2,247	2,458	2,161
Receivable for investments sold	—	3,096	2,007	3,812	13,932
Other assets	1,420	1,179	1,227	1,215	1,442
Total assets	$220,045	$235,805	$263,213	$279,676	$290,095

Liabilities
Credit facility payable	$98,800	$110,200	$124,800	$123,800	$127,800
Payable for investments purchased	2,150	5,437	995	8,400	13,138
Distributions to stockholders payable	970	970	970	970	2,900
Management fee payable	497	536	558	563	578
Other liabilities	441	733	634	580	553
Total liabilities	102,858	117,876	127,957	134,313	144,969

Net Assets
Common stock, par value $0.01 per share, 10,000,100 issued and outstanding, 300,000,000 authorized	100	100	100	100	100
Paid-in capital in excess of par	150,903	150,903	151,131	151,131	151,131
Undistributed net investment income	1,528	1,560	1,037	602	293
Accumulated net realized loss from investments	(2,705)	(1,815)	(986)	(981)	(1,059)
Net unrealized depreciation on investments	(32,639)	(32,819)	(16,026)	(5,489)	(5,339)
Total net assets	117,187	117,929	135,256	145,363	145,126
Total liabilities and net assets	$220,045	$235,805	$263,213	$279,676	$290,095

Net asset value per share	$11.72	$11.79	$13.53	$14.54	$14.51

American Capital Senior Floating, Ltd.
May 2, 2016

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	Three Months Ended
	March 31, 2016 (unaudited)	December 31, 2015 (unaudited)	September 30, 2015 (unaudited)	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)
Investment income:
Interest	$4,345	$4,636	$4,987	$4,880	$4,741
Total investment income	4,345	4,636	4,987	4,880	4,741
Expenses:
Interest and other debt related costs	664	690	766	758	755
Management fee	497	536	558	563	578
Other operating expenses	517	510	479	510	523
Total expenses	1,678	1,736	1,803	1,831	1,856
Expense waiver	(238)	(234)	(193)	(227)	(245)
Net expenses	1,440	1,502	1,610	1,604	1,611
Net investment income before taxes	2,905	3,134	3,377	3,276	3,130
Income tax provision	(27)	(68)	(33)	(57)	(70)
Net investment income	2,878	3,066	3,344	3,219	3,060
Net realized and unrealized (loss) / gain on investments:
Net realized (loss) / gain on investments	(890)	(690)	(5)	78	307
Net unrealized (depreciation) / appreciation on investments	180	(16,793)	(10,537)	(150)	424
Income tax benefit	—	—	—	11	—
Net realized and unrealized (loss) / gain on investments	(710)	(17,483)	(10,542)	(61)	731
Net increase / (decrease) in net assets resulting from operations (“Net earnings (loss)”)	$2,168	$(14,417)	$(7,198)	$3,158	$3,791

Net investment income per share	$0.29	$0.31	$0.33	$0.32	$0.31
Net earnings (loss) per share	$0.22	$(1.44)	$(0.72)	$0.32	$0.38
Distributions to stockholders per share	$0.29	$0.29	$0.29	$0.29	$0.29
Weighted average shares outstanding (in thousands)	10,000	10,000	10,000	10,000	10,000

American Capital Senior Floating, Ltd.
May 2, 2016

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of
	March 31, 2016 (unaudited)	December 31, 2015 (unaudited)	September 30, 2015 (unaudited)	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)
Investment Portfolio at FV
First Lien Floating Rate Loans	$164,186	$169,580	$186,950	$190,427	$192,728
Second Lien Floating Rate Loans	17,868	22,575	25,510	27,914	29,079
Total Loan Portfolio	182,054	192,155	212,460	218,341	221,807
CLO Equity	33,817	36,854	45,272	53,850	50,753
Common Equity	147	47	n/a	n/a	n/a
Total Investment Portfolio at FV	$216,018	$229,056	$257,732	$272,191	$272,560

Investment Portfolio at Cost
First Lien Floating Rate Loans	$172,965	$181,367	$191,863	$192,480	$194,099
Second Lien Floating Rate Loans	20,543	24,910	26,821	28,681	30,089
Total Loan Portfolio	193,508	206,277	218,684	221,161	224,188
CLO Equity	55,149	55,599	55,074	56,519	53,711
Common Equity	—	—	n/a	n/a	n/a
Total Investment Portfolio at Cost	$248,657	$261,876	$273,758	$277,680	$277,899

Asset Yield at Cost
First Lien Floating Rate Loans	5.11%	5.03%	4.90%	4.90%	5.02%
Second Lien Floating Rate Loans	8.02%	7.90%	7.85%	7.79%	7.81%
Total Loan Portfolio	5.42%	5.38%	5.26%	5.27%	5.39%
CLO Equity	9.85%	10.04%	12.95%	14.69%	14.02%
Total Investment Portfolio	6.40%	6.37%	6.81%	7.19%	7.06%

Quarterly Investment Activity
Investment Purchases	$8,995	$17,984	$13,913	$38,904	$36,180
Investment Sales	$(8,415)	$(11,641)	$(7,954)	$(19,725)	$(36,663)
Investment Repayments (1)	$(14,624)	$(19,330)	$(11,889)	$(21,363)	$(5,777)

Loan Portfolio Statistics
Number of Obligors	128	128	127	127	121
Number of Industries	46	46	46	43	41
Largest Exposure as a % of Total Portfolio at FV	1.6%	1.5%	1.4%	1.3%	1.5%
Average Exposure as a % of Total Portfolio at FV	0.7%	0.7%	0.6%	0.6%	0.7%
% with LIBOR Floor	100.0%	100.0%	100.0%	100.0%	100.0%
Weighted-average LIBOR Floor	1.0%	1.0%	1.0%	1.0%	1.0%

American Capital Senior Floating, Ltd.
May 2, 2016

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of
	March 31, 2016 (unaudited)	December 31, 2015 (unaudited)	September 30, 2015 (unaudited)	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)
CLO Portfolio Statistics
Number of Issuers	22	20	19	19	17
CLO Managers	16	15	14	14	13
Largest Exposure as a % of Total Portfolio at FV	1.4%	1.5%	1.6%	1.8%	1.9%
Average Exposure as a % of Total Portfolio at FV	0.7%	0.8%	0.9%	1.0%	1.1%
Minimum % of Collateral in First Lien Loans (2)	90.8%	91.0%	91.0%	91.0%	91.0%
Cumulative Cash Receipts as a % of Original Cost (3)	39.2%	34.9%	31.1%	26.1%	20.9%

Liquidity and Capital Resources
Debt
Amount Available on Credit Facility	$135,000	$135,000	$140,000	$140,000	$140,000
Amount Drawn on Credit Facility	$98,800	$110,200	$124,800	$123,800	$127,800
Interest Rate on Debt as of Period-end	2.21%	2.02%	2.00%	1.99%	2.02%
Cost of Funds as of Period-end (4)	2.60%	2.32%	2.41%	2.40%	2.40%

Equity
NAV	$117,187	$117,929	$135,256	$145,363	$145,126
NAV Per Share	$11.72	$11.79	$13.53	$14.54	$14.51

Debt to Equity Ratio	0.84x	0.93x	0.92x	0.85x	0.88x

Quarterly Distributions to Stockholders Per Share	$0.291	$0.291	$0.291	$0.291	$0.290

Economic Return (5)	7.4%	(10.2%)	(19.6%)	8.7%	10.7%

(1)	Investment repayments include the distributions received from CLO equity investments.

(2)
Represents the weighted-average minimum percent of assets as allowed by each CLO’s indenture to be invested in first lien floating rate loans. Actual amounts invested in first lien floating rate loans may be higher.

(3)
Original cost included only for CLOs that have begun to make quarterly distributions to ACSF and are held at each period-end reporting date. The average holding period (in years) for the CLOs that have begun to make quarterly distributions is 1.8 as of March 31, 2016, 1.6 as of December 31, 2015, 1.4 as of September 30, 2015, 1.2 as of June 30, 2015 and 1.1 as of March 31, 2015

(4)	Cost of funds includes interest cost, amortization of upfront fees and unfunded commitment fees.

(5)
Economic return defined as the distributions to stockholders paid in the quarter, plus the change in NAV per share for the quarter, over the starting NAV per share. Quarterly returns have been annualized and are unaudited.

American Capital Senior Floating, Ltd.
May 2, 2016

STOCKHOLDER CALL
ACSF invites stockholders, prospective stockholders and analysts to attend the ACSF stockholder call on May 3, 2016 at 11:00 am ET. Callers who do not plan on asking a question and have access to the internet are encouraged to utilize the free live webcast at www.ACSF.com. Those who do plan on participating in the Q&A or do not have the internet available may access the call by dialing (877) 274-0811 (U.S. domestic) or (412) 902-6607 (international). Please advise the operator you are dialing in for the American Capital Senior Floating stockholder call.

A slide presentation will accompany the stockholder call and will be available at www.ACSF.com. Select the Q1 2016 Earnings Presentation link to download and print the presentation in advance of the stockholder call.

An archived audio replay of the stockholder call combined with the slide presentation will be made available on the ACSF website after the call on May 3, 2016. In addition, there will be a phone recording available one hour after the live call on May 3, 2016 through May 17, 2016. If you are interested in hearing the recording of the presentation, please access it for free on the ACSF website or dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The access code for both domestic and international callers is 10084787.

For further information, please contact Investor Relations at (301) 968-9310 or IR@ACSF.com.

ABOUT AMERICAN CAPITAL SENIOR FLOATING, LTD.
American Capital Senior Floating, Ltd. (Nasdaq: ACSF) is a non-diversified closed-end investment management company that invests primarily in senior first lien and second lien floating rate loans to large-market U.S. based companies (“Senior Floating Rate Loans”) and in debt and equity tranches of collateralized loan obligations collateralized by Senior Floating Rate Loans. The Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company is externally managed by American Capital ACSF Management, LLC, an indirect subsidiary of American Capital Asset Management, LLC, a wholly-owned portfolio company of American Capital, Ltd. For further information, please refer to www.ACSF.com.

ABOUT AMERICAN CAPITAL, LTD.
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. American Capital manages $21 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $73 billion of total assets under management (including levered assets). Through a wholly-owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $10 billion of total net book value. American Capital and its affiliates operate out of six offices in the U.S. and Europe. For further information, please refer to www.americancapital.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information and statements. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company’s control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company’s actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.